Exhibit 15.1

May 10, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 10, 2016 on our review of interim financial information of Varian Medical Systems, Inc. for the three and six month periods ended April 1, 2016 and April 3, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended April 1, 2016 is incorporated by reference in its Registration Statements on Form S-8 (No.333-188693, No.333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333- 123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, and No. 333-161307).

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110
T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us